Exhibit 99.2
VMware, Inc.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Revenue(1):
License	$540	$621	$1,676	$1,990
Subscription and SaaS	1,398	988	3,875	2,830
Services	1,514	1,602	4,586	4,815
Total revenue	3,452	3,211	10,137	9,635
Operating expenses(2):
Cost of license revenue	34	39	111	113
Cost of subscription and SaaS revenue	196	196	606	583
Cost of services revenue	389	384	1,185	1,128
Research and development	805	832	2,487	2,409
Sales and marketing	1,072	1,081	3,277	3,216
General and administrative	257	289	917	815
Realignment	—	—	—	7
Operating income	699	390	1,554	1,364
Investment income	76	20	214	28
Interest expense	(78)	(77)	(238)	(222)
Other income (expense), net	(4)	(14)	23	(44)
Income before income tax	693	319	1,553	1,126
Income tax provision	154	88	313	306
Net income	$539	$231	$1,240	$820
Net income per weighted-average share, basic	$1.25	$0.55	$2.88	$1.94
Net income per weighted-average share, diluted	$1.23	$0.54	$2.85	$1.93
Weighted-average shares, basic	431,744	423,993	430,108	422,194
Weighted-average shares, diluted	437,039	426,328	434,249	424,490

(1) Includes related party revenue as follows (refer to Note C):
License	$201	$287	$679	$977
Subscription and SaaS	430	283	1,197	797
Services	569	627	1,762	1,901
(2) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$1
Cost of subscription and SaaS revenue	7	7	19	18
Cost of services revenue	25	31	70	79
Research and development	155	163	448	441
Sales and marketing	91	104	259	278
General and administrative	61	43	142	124

The accompanying notes are an integral part of the condensed consolidated financial statements.

VMware, Inc.
 CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Net income	$539	$231	$1,240	$820
Other comprehensive income (loss):
Changes in fair value of effective foreign currency forward contracts:
Unrealized gains (losses), net of tax provision (benefit) of $—, $(1), $— and $(1)	(2)	(4)	(3)	(9)
Reclassification of (gains) losses realized during the period, net of tax (provision) benefit of $—, $1, $— and $—	1	4	—	1
Total other comprehensive income (loss)	(1)	—	(3)	(8)
Comprehensive income, net of taxes	$538	$231	$1,237	$812

The accompanying notes are an integral part of the condensed consolidated financial statements.

VMware, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	November 3, 2023	February 3, 2023
ASSETS
Current assets:
Cash and cash equivalents	$6,571	$5,100
Accounts receivable, net of allowance of $9 and $9	2,634	2,510
Due from related parties	1,250	2,078
Other current assets	555	543
Total current assets	11,010	10,231
Property and equipment, net	1,634	1,623
Deferred tax assets	6,454	6,157
Intangible assets, net	317	478
Goodwill	9,598	9,598
Due from related parties	264	208
Other assets	2,962	2,942
Total assets	$32,239	$31,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148	$267
Accrued expenses and other	1,901	2,568
Customer deposits	2,926	1,087
Current portion of long-term debt	1,248	1,000
Unearned revenue	6,681	7,079
Due to related parties	387	390
Total current liabilities	13,291	12,391
Long-term debt	8,205	9,440
Unearned revenue	5,250	5,664
Income tax payable	376	287
Operating lease liabilities	754	845
Due to related parties	506	648
Other liabilities	467	428
Total liabilities	28,849	29,703
Contingencies (refer to Note D)
Stockholders’ equity:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 431,982 and 426,741 shares	4	4
Additional paid-in capital	1,714	1,095
Accumulated other comprehensive loss	(7)	(4)
Retained earnings	1,679	439
Total stockholders’ equity	3,390	1,534
Total liabilities and stockholders’ equity	$32,239	$31,237

The accompanying notes are an integral part of the condensed consolidated financial statements.

VMware, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended
	November 3, 2023	October 28, 2022
Operating activities:
Net income	$1,240	$820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,005	906
Stock-based compensation	939	941
Deferred income taxes, net	(297)	(181)
(Gain) loss on equity securities and disposition of assets, net	11	(11)
Other	5	6
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(130)	384
Other current assets and other assets	(591)	(512)
Due from related parties	770	627
Accounts payable	(121)	48
Accrued expenses, customer deposits and other liabilities	1,047	(527)
Income taxes payable	163	208
Unearned revenue	(812)	(6)
Due to related parties	(145)	(36)
Net cash provided by operating activities	3,084	2,667
Investing activities:
Additions to property and equipment	(270)	(327)
Sales of investments in equity securities	—	20
Purchases of strategic investments	(3)	(11)
Proceeds from disposition of assets	14	91
Business combinations, net of cash acquired, and purchases of intangible assets	(8)	(4)
Net cash used in investing activities	(267)	(231)
Financing activities:
Proceeds from issuance of common stock	10	248
Repayment of term loan	—	(2,000)
Repayment of current portion of senior notes	(1,000)	—
Repurchase of common stock	—	(89)
Shares repurchased for tax withholdings on vesting of restricted stock	(358)	(253)
Principal payments on finance lease obligations	(4)	(4)
Net cash used in financing activities	(1,352)	(2,098)
Net increase in cash, cash equivalents and restricted cash	1,465	338
Cash, cash equivalents and restricted cash at beginning of the period	5,127	3,663
Cash, cash equivalents and restricted cash at end of the period	$6,592	$4,001
Supplemental disclosures of cash flow information:
Cash paid for interest	$243	$226
Cash paid for taxes, net	495	278
Non-cash items:
Changes in capital additions, accrued but not paid	$(5)	$23

The accompanying notes are an integral part of the condensed consolidated financial statements.

VMware, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in millions)
(unaudited)

	Three Months Ended November 3, 2023
	Class A Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Stockholders’ Equity
	Shares	Par Value
Balance, August 4, 2023	431	$4	$1,409	$1,140	$(6)	$2,547
Proceeds from issuance of common stock	—	—	5	—	—	5
Issuance of restricted stock	1	—	—	—	—	—
Shares withheld for tax withholdings on vesting of restricted stock	—	—	(45)	—	—	(45)
Stock-based compensation	—	—	345	—	—	345
Total other comprehensive loss	—	—	—	—	(1)	(1)
Net income	—	—	—	539	—	539
Balance, November 3, 2023	432	$4	$1,714	$1,679	$(7)	$3,390

	Nine Months Ended November 3, 2023
	Class A Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Stockholders’ Equity
	Shares	Par Value
Balance, February 3, 2023	427	$4	$1,095	$439	$(4)	$1,534
Proceeds from issuance of common stock	—	—	10	—	—	10
Issuance of restricted stock	8	—	—	—	—	—
Shares withheld for tax withholdings on vesting of restricted stock	(3)	—	(350)	—	—	(350)
Stock-based compensation	—	—	959	—	—	959
Total other comprehensive loss	—	—	—	—	(3)	(3)
Net income	—	—	—	1,240	—	1,240
Balance, November 3, 2023	432	$4	$1,714	$1,679	$(7)	$3,390

	Three Months Ended October 28, 2022
	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity
	Shares	Par Value
Balance, July 29, 2022	423	$4	$435	$(286)	$(13)	$140
Proceeds from issuance of common stock	1	—	124	—	—	124
Issuance of restricted stock	1	—	—	—	—	—
Shares withheld for tax withholdings on vesting of restricted stock	—	—	(44)	—	—	(44)
Stock-based compensation	—	—	355	—	—	355
Net income	—	—	—	231	—	231
Balance, October 28, 2022	425	$4	$870	$(55)	$(13)	$806

	Nine Months Ended October 28, 2022
	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity (Deficit)
	Shares	Par Value
Balance, January 28, 2022	419	$4	$—	$(875)	$(5)	$(876)
Proceeds from issuance of common stock	3	—	248	—	—	248
Repurchase and retirement of common stock	(1)	—	(89)	—	—	(89)
Issuance of restricted stock	6	—	—	—	—	—
Shares withheld for tax withholdings on vesting of restricted stock	(2)	—	(252)	—	—	(252)
Stock-based compensation	—	—	963	—	—	963
Total other comprehensive loss	—	—	—	—	(8)	(8)
Net income	—	—	—	820	—	820
Balance, October 28, 2022	425	$4	$870	$(55)	$(13)	$806

The accompanying notes are an integral part of the condensed consolidated financial statements.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

A. Overview and Basis of Presentation

Company and Background

VMware, Inc. (“VMware” or the “Company”) originally pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware, and then evolved to become the private cloud and mobility management leader. Building upon that leadership, VMware is focused on becoming the multi-cloud leader. Information technology (“IT”) driven innovation continues to disrupt markets and industries. Technologies emerge faster than organizations can absorb, creating increasingly complex environments. Organizations’ IT departments and corporate divisions are working at an accelerated pace to harness new technologies, platforms and cloud models, ultimately guiding businesses and their product teams through a digital transformation. To take on these challenges, the Company is helping customers drive their multi-cloud strategy by providing the multi-cloud platform for all applications, enabling digital innovation and enterprise control.

Basis of Presentation

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The fiscal year for VMware is the 52 or 53 weeks ending on the Friday nearest to January 31 of each year. Fiscal 2024 is a 52-week fiscal year and fiscal 2023 was a 53-week fiscal year, in which the fourth quarter had 14 weeks.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments and accruals, for a fair statement of VMware’s condensed consolidated results of operations, financial position and cash flows for the periods presented. Results of operations are not necessarily indicative of the results that may be expected for the full fiscal year 2024. Certain information and footnote disclosures typically included in annual consolidated financial statements have been condensed or omitted. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in VMware’s Annual Report on Form 10-K filed on March 28, 2023.

On November 1, 2021, VMware’s spin-off from Dell Technologies Inc. (“Dell”) was completed (the “Spin-Off”). As a result of the Spin-Off, VMware became a standalone company and entities affiliated with Michael Dell (the “MSD Stockholders”), who serves as VMware’s Chairman of the Board and chairman and chief executive officer of Dell, and entities affiliated with Silver Lake Partners (the “SLP Stockholders”), of which Egon Durban, a VMware director, is a managing partner, became owners of direct interests in VMware representing 39.2% and 9.7%, respectively, of VMware’s outstanding stock, based on the shares outstanding as of November 3, 2023. Due to the MSD Stockholders’ and SLP Stockholders’ direct ownership in both VMware and Dell, as well as Mr. Dell’s executive position with Dell, transactions with Dell continue to be considered related party transactions following the Spin-Off.

Management believes the assumptions underlying the condensed consolidated financial statements are reasonable. However, the amounts recorded for VMware’s related party transactions with Dell and its consolidated subsidiaries may not be considered arm’s length with an unrelated third party. Therefore, the condensed consolidated financial statements included herein may not necessarily reflect the results of operations, financial position and cash flows had VMware engaged in such transactions with an unrelated third party during all periods presented. Accordingly, VMware’s historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future, if and when VMware contracts at arm’s length with unrelated third parties for products and services the Company receives from and provides to Dell.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Broadcom Merger Agreement

On November 22, 2023, Broadcom Inc. (“Broadcom”) completed its acquisition of VMware pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 26, 2022, and VMware became an indirect, wholly owned subsidiary of Broadcom.

Each share of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the transaction was indirectly converted into the right to receive, at the election of the holder of such share of Common Stock, and subject to proration in accordance with the Merger Agreement as described below: (i) $142.50 per share in cash, without interest (the “Cash Consideration”), or (ii) 0.25200 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Broadcom (“Broadcom Common Stock,” and such consideration, the “Stock Consideration”). The stockholder election was subject to a proration mechanism, such that the total number of shares of Common Stock entitled to receive the Cash Consideration and the total number of shares of Common Stock entitled to receive the Stock Consideration was, in each case, equal to 50% of the aggregate number of shares of Common Stock issued and outstanding immediately prior to the consummation of the transaction. Holders of Common Stock that did not make an election were treated as having elected to receive the Cash Consideration or the Stock Consideration in accordance with the proration methodology in the Merger Agreement.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of VMware and subsidiaries in which VMware has a controlling financial interest. All intercompany transactions and account balances between VMware and its subsidiaries have been eliminated in consolidation. Transactions with Dell and its consolidated subsidiaries are settled in cash and are classified on the condensed consolidated statements of cash flows based upon the nature of the underlying transaction.

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenue and expenses during the reporting periods, and the disclosure of contingent liabilities at the date of the financial statements. Estimates are used for, but not limited to, trade receivable valuation, marketing development funds, expected period of benefit for deferred commissions, useful lives assigned to fixed assets and intangible assets, valuation of goodwill and definite-lived intangibles, income taxes, stock-based compensation and contingencies. Actual results could differ from those estimates. To the extent the Company’s actual results differ materially from those estimates and assumptions, VMware’s future financial statements could be affected.

Income Taxes

In July 2023, the Internal Revenue Service released Notice 2023-55, which provides temporary relief for taxpayers in determining whether a foreign tax is eligible for a foreign tax credit under Sections 901 and 903 of the Internal Revenue Code. As a result of the temporary relief, the Company recognized a discrete tax benefit in income tax provision on the condensed consolidated statements of income, which was not material during the three months ended November 3, 2023 and was $62 million during the nine months ended November 3, 2023.

B. Revenue, Unearned Revenue and Remaining Performance Obligations

Revenue

Contract Assets

A contract asset is recognized when a conditional right to consideration exists and transfer of control has occurred. Contract assets include fixed-fee professional services where transfer of services has occurred in advance of the Company’s right to invoice. Contract assets are classified as accounts receivables upon invoicing. Contract assets are included in other current assets on the condensed consolidated balance sheets. Contract assets were $36 million and $33 million as of November 3, 2023 and February 3, 2023. Contract asset balances will fluctuate based upon the timing of the transfer of services, billings and customers’ acceptance of contractual milestones.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Contract Liabilities

Contract liabilities consist of unearned revenue, which is generally recorded when VMware has the right to invoice or payments have been received for undelivered products or services.

Customer Deposits

Customer deposits include prepayments from customers related to amounts received for contracts that include certain cancellation rights, such as termination for convenience. If customers do not exercise their cancellation rights, amounts in customer deposits will be recognized as revenue over time, in accordance with the performance obligations of the contracts and transfer of control of these obligations. Unredeemed, prepaid credits eligible for consumption of VMware’s hosted services (“cloud credits”) are also included in customer deposits. Upon customers’ redemption of cloud credits, the net value of the consumed credits is classified as unearned revenue and recognized as revenue over time, in accordance with the Company’s transfer of control of the hosted services.

As of November 3, 2023, customer deposits of $2.9 billion were included in current liabilities on the condensed consolidated balance sheets and primarily consisted of customer prepayments received for contracts that include certain cancellation rights, such as termination for convenience, of $2.5 billion and cloud credits of $416 million. In addition, customer deposits of $196 million were included in other liabilities on the condensed consolidated balance sheets and primarily consisted of cloud credits.

 As of February 3, 2023, customer deposits of $1.1 billion were included in current liabilities on the condensed consolidated balance sheets and primarily consisted of customer prepayments received for contracts that include certain cancellation rights, such as termination for convenience, of $681 million and cloud credits of $405 million. In addition, customer deposits of $182 million were included in other liabilities on the condensed consolidated balance sheets and primarily consisted of cloud credits.

Deferred Commissions

Deferred commissions are classified as current or non-current based on the duration of the expected period of benefit. Deferred commissions, including the employer portion of payroll taxes, included in other current assets as of November 3, 2023 and February 3, 2023 were not material. Deferred commissions included in other assets were $1.6 billion and $1.5 billion as of November 3, 2023 and February 3, 2023, respectively.

Amortization expense for deferred commissions was included in sales and marketing on the condensed consolidated statements of income and was $193 million and $554 million during the three and nine months ended November 3, 2023, respectively, and $168 million and $469 million during the three and nine months ended October 28, 2022, respectively.

Unearned Revenue

Unearned revenue as of the periods presented consisted of the following (table in millions):

	November 3, 2023	February 3, 2023
Unearned license revenue	$14	$21
Unearned subscription and software-as-a-service (“SaaS”) revenue	4,599	4,401
Unearned software maintenance revenue	5,799	6,805
Unearned professional services revenue	1,519	1,516
Total unearned revenue	$11,931	$12,743

Unearned subscription and SaaS revenue is generally recognized over time as customers consume the services or ratably over the term of the subscription, commencing upon provisioning of the service.

Unearned software maintenance revenue is attributable to VMware’s maintenance contracts and is generally recognized ratably over the contract duration. The weighted-average remaining contractual term as of November 3, 2023 was approximately two years. Unearned professional services revenue results primarily from prepaid professional services and is generally recognized as the services are performed.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Total billings and revenue recognized during the three months ended November 3, 2023 were $2.2 billion and $2.3 billion, respectively, and did not include amounts for performance obligations that were fully satisfied upon delivery, such as on-premises licenses. Total billings and revenue recognized during the nine months ended November 3, 2023 were $6.1 billion and $6.9 billion, respectively, and did not include amounts for performance obligations that were fully satisfied upon delivery, such as on-premises licenses.

Revenue recognized during the three and nine months ended October 28, 2022 was $2.2 billion and $6.6 billion, respectively, and did not include amounts for performance obligations that were fully satisfied upon delivery, such as on-premises licenses.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted non-cancellable customer contracts at the end of any given period.

As of November 3, 2023, the aggregate transaction price allocated to remaining performance obligations was $12.7 billion, of which approximately 55% was expected to be recognized as revenue over the next twelve months and the remainder thereafter. As of February 3, 2023, the aggregate transaction price allocated to remaining performance obligations was $13.6 billion, of which approximately 54% was expected to be recognized as revenue during fiscal 2024 and the remainder thereafter.

C. Related Parties

Transactions with Dell continue to be considered related party transactions following the Spin-Off due to the MSD Stockholders’ and SLP Stockholders’ direct ownership in both VMware and Dell, as well as Mr. Dell’s executive position with Dell.

On November 1, 2021, in connection with the Spin-Off, VMware and Dell entered into the Commercial Framework Agreement to provide a framework under which the Company and Dell will continue their strategic commercial relationship, particularly with respect to projects mutually agreed by the parties as having the potential to accelerate the growth of an industry, product, service or platform that may provide the parties with a strategic market opportunity. The Commercial Framework Agreement has an initial term of five years, with automatic one-year renewals occurring annually thereafter, subject to certain terms and conditions.

The information provided below includes a summary of transactions with Dell.

Transactions with Dell

VMware and Dell engaged in the following ongoing related party transactions, which resulted in revenue and receipts, and unearned revenue for VMware:

•
Pursuant to original equipment manufacturer (“OEM”) and reseller arrangements, Dell integrates or bundles VMware’s products and services with Dell’s products and sells them to end users. Dell also acts as a distributor, purchasing VMware’s standalone products and services for resale to end-user customers through VMware-authorized resellers. Revenue under these arrangements is presented net of related marketing development funds and rebates paid to Dell. In addition, VMware provides professional services to end users based upon contractual agreements with Dell.

•	Dell purchases products and services from VMware for its internal use.

•
From time to time, VMware and Dell enter into agreements to collaborate on technology projects, in connection with which Dell pays VMware for services or reimburses VMware for costs incurred by VMware.

During the three and nine months ended November 3, 2023, revenue from Dell accounted for 35% and 36% of VMware’s consolidated revenue, respectively. During the three and nine months ended November 3, 2023, revenue recognized on transactions where Dell acted as an OEM accounted for 14% and 13% of total revenue from Dell, respectively, and, for each period, 5% of VMware’s consolidated revenue.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
During the three and nine months ended October 28, 2022, revenue from Dell accounted for 37% and 38% of VMware’s consolidated revenue, respectively. During the three and nine months ended October 28, 2022, revenue recognized on transactions where Dell acted as an OEM accounted for 15% and 14% of total revenue from Dell, respectively, and 6% and 5% of VMware’s consolidated revenue, respectively.

Dell purchases VMware products and services directly from VMware, as well as through VMware’s channel partners. Information about VMware’s revenue and unearned revenue from such arrangements for the periods presented consisted of the following (table in millions):

	Revenue				Unearned Revenue
	Three Months Ended		Nine Months Ended		As of
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022	November 3, 2023	February 3, 2023
Reseller revenue	$1,191	$1,184	$3,571	$3,634	$5,335	$6,145
Internal-use revenue	9	13	67	41	34	19

Customer deposits resulting from transactions with Dell were $1.5 billion and $766 million as of November 3, 2023 and February 3, 2023, respectively.

VMware and Dell engaged in the following ongoing related party transactions, which resulted in costs to VMware:

•	VMware purchases and leases products and purchases services from Dell.

•	From time to time, VMware and Dell enter into agreements to collaborate on technology projects, in connection with which VMware pays Dell for services provided to VMware by Dell.

•
Through the end of fiscal 2023, in certain geographic regions where VMware did not have an established legal entity, VMware contracted with Dell subsidiaries for support services and support from Dell personnel who were managed by VMware. The costs incurred by Dell on VMware’s behalf related to these employees were charged to VMware with a mark-up intended to approximate costs that would have been incurred had VMware contracted for such services with an unrelated third party. These costs were included as expenses on VMware’s condensed consolidated statements of income and primarily include salaries, benefits, travel and occupancy expenses. Payments for Dell subsidiary support and administrative costs were not material during the three and nine months ended October 28, 2022.

Information about VMware’s payments for such arrangements during the periods presented consisted of the following (table in millions):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Purchases and leases of products and purchases of services	$26	$52	$114	$147

VMware also purchases Dell products through Dell’s channel partners, however such amounts were not material during the periods presented.

From time to time, VMware and Dell also enter into joint marketing, sales, branding and product development arrangements, for which both parties may incur costs.

Dell Financial Services (“DFS”)

DFS provides financing to certain of VMware’s end users at the end users’ discretion. Upon acceptance of the financing arrangement by both VMware’s end users and DFS, amounts classified as trade accounts receivable are reclassified to the current portion of due from related parties on the condensed consolidated balance sheets. Revenue recognized on transactions financed through DFS was recorded net of financing fees. Financing fees on arrangements accepted by both parties were $23 million and $25 million during the nine months ended November 3, 2023 and October 28, 2022, respectively, and were not material during each of the three months ended November 3, 2023 and October 28, 2022.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Tax Agreement with Dell

Pursuant to the Tax Matters Agreement, effective April 14, 2021 (the “Tax Matters Agreement”), VMware and Dell have agreed to indemnify one another for certain tax liabilities or tax benefits relating to periods prior to the Spin-Off. Certain adjustments to these amounts that will be recognized in future periods will be recorded with an offset to other income (expense), net on the condensed consolidated statements of income. The actual amount that VMware may receive from or pay to Dell could vary depending on the outcome of tax matters arising from Dell’s future tax audits, which may not be resolved for several years.

As of the periods presented, amounts due to and due from Dell pursuant to the Tax Matters Agreement consisted of the following (table in millions):

	November 3, 2023	February 3, 2023
Due from related parties:
Current	$—	$1
Non-current	264	208
Due to related parties:
Current	$338	$306
Non-current	506	648

Amounts due to Dell pursuant to the Tax Matters Agreement primarily related to VMware’s estimated tax obligation resulting from the mandatory, one-time transition tax on accumulated earnings of foreign subsidiaries (“Transition Tax”) of $334 million and $445 million as of November 3, 2023 and February 3, 2023, respectively. The U.S. Tax Cuts and Jobs Act enacted on December 22, 2017 (the “2017 Tax Act”) included a deferral election for an eight-year installment payment method on the Transition Tax. The Company expects to pay the remainder of its Transition Tax as of November 3, 2023 over a period of two years. In addition, amounts due to Dell included uncertain tax positions of $291 million and $285 million as of November 3, 2023 and February 3, 2023, respectively.

During the three months ended November 3, 2023, no payments were received from Dell and the payments made to Dell were not material. During the nine months ended November 3, 2023, payments received from Dell pursuant to the Tax Matters Agreement were not material, and payments made to Dell were $114 million. During the three months ended October 28, 2022, no payments were received from nor made to Dell pursuant to the Tax Agreements. During the nine months ended October 28, 2022, payments received from Dell pursuant to the Tax Agreements were not material, and payments made to Dell were $59 million. Payments made to Dell for the periods presented were primarily related to the Transition Tax.

Payments from VMware to Dell under the Tax Matters Agreement relate to VMware’s portion of federal income taxes on Dell’s consolidated tax return, state tax payments for combined states and the estimated tax obligation resulting from the Transition Tax. The timing of the tax payments due to and from Dell is governed by the Tax Matters Agreement. VMware’s portion of the Transition Tax is governed by a letter agreement between Dell, EMC and VMware executed on April 1, 2019 (the “Letter Agreement”).

D. Commitments and Contingencies

Litigation

On June 2, 2020, WSOU Investments LLC (doing business as Brazos Licensing & Development) (“WSOU”) filed four patent infringement lawsuits against VMware (also naming Dell and EMC) in the United States District Court for the Western District of Texas (the “Texas Court”), asserting one patent in each lawsuit. The Texas Court consolidated the four lawsuits for all purposes. During the course of the lawsuit, WSOU dropped one of the asserted patents and on February 21, 2023, trial began for the remaining three patents, with WSOU seeking certain damages. On the first day of trial, the Texas Court granted summary judgment of non-infringement as to two patents, leaving one patent to continue to trial. At the conclusion of the plaintiff’s case, the Texas Court granted VMware’s motion for a directed verdict on the remaining patent. The parties are in the post-trial motion stage and the Texas Court’s rulings are subject to appeal. In the event of an appeal, the Company intends to vigorously defend against this matter.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
On March 31, 2020, a securities class action lawsuit was filed against VMware and certain present and former officers of the Company in the United States District Court for the Northern District of California (the “California Court”). On September 18, 2020, the plaintiff filed a consolidated amended complaint alleging that the Company’s statements about backlog and the related internal controls during the period from August 2018 through February 2020 were materially misleading. The defendants filed a motion to dismiss, which was granted with leave to amend on September 10, 2021. On October 8, 2021, the plaintiffs filed their Second Amended Consolidated Complaint based on the same alleged disclosure deficiencies. The defendants’ motion to dismiss the Second Amended Consolidated Complaint was filed on November 5, 2021. On April 2, 2023, the California court denied the defendants’ motion to dismiss, finding that the plaintiffs had adequately stated claims under Sections 10 and 20A of the Exchange Act. The parties are currently in the discovery stage of the proceedings. The Company is unable at this time to assess whether or to what extent it may be found liable and, if found liable, what the damages may be, and believes a loss is not probable and reasonably estimable. The Company intends to vigorously defend against this matter.

On March 5, 2020, two purported Pivotal stockholders filed a petition for appraisal in the Delaware Court of Chancery (the “Chancery Court”) seeking a judicial determination of the fair value of an aggregate total of 10,000,100 Pivotal shares (the “Appraisal Action”). On June 23, 2020, the Company made a payment of $91 million to the petitioners in the Appraisal Action, which reduces the Company’s exposure to accumulating interest. A trial in the Appraisal Action took place in July 2022. Thereafter, the parties completed a post-trial briefing, and a post-trial hearing was held on December 13, 2022. On August 14, 2023, the Chancery Court issued a ruling finding that the fair value for the acquisition was $14.83 per share. The parties are engaged in further post-trial briefing regarding the Chancery Court’s ruling. Once finalized, the ruling is subject to appeal. As a result, recognition of the estimated gain contingency, which primarily represents the difference between the purchase price of $15.00 per share and the fair value per share, will occur in the period in which all underlying events or contingencies are resolved and is not expected to be material to the condensed consolidated financial statements. On September 15, 2023, the Company made an additional payment of $70 million, which included $15 million of accrued interest, to the petitioners in the Appraisal Action. The payment further reduces the Company’s exposure to accumulating interest. In the event of an appeal, the Company intends to vigorously defend against this matter.

On April 25, 2019, Cirba Inc. and Cirba IP, Inc. (collectively “Cirba”) sued VMware in the United States District Court for the District of Delaware (the “Delaware Court”) asserting two patent infringement claims and three trademark claims. A first jury trial was held in January 2020 and the Delaware Court ordered a new trial in December 2020. VMware counter-asserted eight patent infringement claims against Cirba and Cirba asserted an additional two patent infringement claims against VMware. VMware filed invalidity challenges in the United States Patent and Trademark Office (“USPTO”) against all four patents asserted by Cirba. In April 2022, one patent (“367 patent”) survived an ex parte reexamination and one patent (“687 patent”) remained under review in an ex parte reexamination. The Patent Trial and Appeal Board (“Patent Board”) found the other two patents (“492 patent” and “459 Patent”) invalid. Cirba severed and stayed the 492 patent and 459 patent claims from the Delaware Court proceedings and appealed the Patent Board’s decisions to the Federal Circuit. Prior to the second jury trial, the Delaware Court granted VMware’s summary judgment motion on Cirba’s three trademark claims. In addition, of the eight patents asserted by VMware, the Delaware Court held one invalid pursuant to a Section 101 challenge and VMware voluntarily dismissed four patents. VMware severed and stayed the remaining three patents from the Delaware Court proceedings. In April 2023, the second jury trial was held on the 367 patent and 687 patent claims. In May 2023, the jury returned a verdict finding that VMware infringed both patents. Specifically, the jury’s verdict found that VMware willfully infringed one patent and that one patent that VMware asserted invalidity against was valid. The jury awarded Cirba damages of $85 million. In December 2023, the USPTO issued a notice that the 687 patent would survive the ex parte reexamination. Accordingly, the final damages awarded to Cirba, including pre- and post-judgment interest, could result in enhanced damages to the amount awarded. The parties are now in the post-trial motion stage. During the first quarter of fiscal 2024, VMware accrued $85 million, which reflects the estimated losses that are considered both probable and reasonably estimable at this time. The amount accrued was included in accrued expenses and other on the condensed consolidated balance sheets as of November 3, 2023, and the charge was included in general and administrative expense on the condensed consolidated statements of income during the nine months ended November 3, 2023. VMware is unable at this time to assess whether, or to what extent, the jury verdict will stand following post-trial motions and appeals. VMware intends to continue to vigorously defend against this matter.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
While VMware believes that it has valid defenses against each of the above legal matters, given the unpredictable nature of legal proceedings, an unfavorable resolution of one or more legal proceedings, claims, or investigations could have a material adverse effect on VMware’s condensed consolidated financial statements.

VMware accrues for a liability when a determination has been made that a loss is both probable and the amount of the loss can be reasonably estimated. If only a range can be estimated and no amount within the range is a better estimate than any other amount, an accrual is recorded for the minimum amount in the range. Significant judgment is required in both the determination that the occurrence of a loss is probable and is reasonably estimable. In making such judgments, VMware considers the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal costs are generally recognized as expense when incurred.

VMware is also subject to other legal, administrative and regulatory proceedings, claims, demands and investigations in the ordinary course of business or in connection with business mergers and acquisitions, including claims with respect to commercial, contracting and sales practices, product liability, intellectual property, employment, corporate and securities law, class action, whistleblower and other matters. From time to time, VMware also receives inquiries from and has discussions with government entities and stockholders on various matters. As of November 3, 2023, amounts accrued relating to these other matters arising as part of the ordinary course of business were considered not material. VMware does not believe that any liability from any reasonably possible disposition of such claims and litigation, individually or in the aggregate, would have a material adverse effect on its condensed consolidated financial statements.

E. Definite-Lived Intangible Assets, Net

As of the periods presented, definite-lived intangible assets consisted of the following (amounts in tables in millions):

	November 3, 2023
	Weighted- Average Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	6.0	$515	$(417)	$98
Customer relationships and customer lists	12.3	603	(397)	206
Trademarks and tradenames	7.2	58	(45)	13
Total definite-lived intangible assets		$1,176	$(859)	$317

	February 3, 2023
	Weighted- Average Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	5.3	$819	$(623)	$196
Customer relationships and customer lists	11.9	632	(371)	261
Trademarks and tradenames	6.8	69	(48)	21
Total definite-lived intangible assets		$1,520	$(1,042)	$478

Amortization expense on definite-lived intangible assets was $51 million and $169 million during the three and nine months ended November 3, 2023, respectively, and $62 million and $192 million during the three and nine months ended October 28, 2022, respectively.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Based on intangible assets recorded as of November 3, 2023 and assuming no subsequent additions, dispositions or impairment of underlying assets, the remaining estimated annual amortization expense over the next five fiscal years and thereafter is expected to be as follows (table in millions):

Remainder of 2024	$37
2025	114
2026	73
2027	43
2028	16
Thereafter	34
Total	$317

F. Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding and potentially dilutive securities outstanding during the period, using the treasury stock method. Potentially dilutive securities primarily include unvested restricted stock, which includes restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards, and stock options, including purchase options under VMware’s employee stock purchase plan. Securities are excluded from the computation of diluted net income per share if their effect would be anti-dilutive.

The following table sets forth the computations of basic and diluted net income per share during the periods presented (table in millions, except per share amounts and shares in thousands):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Net income	$539	$231	$1,240	$820
Weighted-average shares, basic	431,744	423,993	430,108	422,194
Effect of other dilutive securities	5,295	2,335	4,141	2,296
Weighted-average shares, diluted	437,039	426,328	434,249	424,490
Net income per weighted-average share, basic	$1.25	$0.55	$2.88	$1.94
Net income per weighted-average share, diluted	$1.23	$0.54	$2.85	$1.93

The following table sets forth the weighted-average common share equivalents of Common Stock that were excluded from the diluted net income per share calculations during the periods presented because their effect would have been anti-dilutive (shares in thousands):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Anti-dilutive securities:
Employee stock options	—	6	—	86
RSUs	19	601	871	653
Total	19	607	871	739

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
G. Cash, Cash Equivalents and Restricted Cash

Cash and Cash Equivalents

Cash and cash equivalents totaled $6.6 billion and $5.1 billion as of November 3, 2023 and February 3, 2023, respectively. Cash equivalents were $6.0 billion as of November 3, 2023 and consisted of money-market funds of $6.0 billion and time deposits of $33 million. Cash equivalents were $4.3 billion as of February 3, 2023 and consisted of money-market funds of $4.2 billion and time deposits of $19 million.

Restricted Cash

The following table provides a reconciliation of the Company’s cash and cash equivalents, and current and non-current portion of restricted cash reported on the condensed consolidated balance sheets that sum to the total cash, cash equivalents and restricted cash as of the periods presented (table in millions):

	November 3, 2023	February 3, 2023
Cash and cash equivalents	$6,571	$5,100
Restricted cash within other current assets	21	24
Restricted cash within other assets	—	3
Total cash, cash equivalents and restricted cash	$6,592	$5,127

Amounts included in restricted cash primarily relate to certain employee-related benefits.

H. Debt

Unsecured Senior Notes

On August 2, 2021, VMware issued five series of unsecured senior notes pursuant to a public debt offering (the “2021 Senior Notes”). The proceeds from the 2021 Senior Notes were $5.9 billion, net of debt discount of $11 million and debt issuance costs of $47 million.

VMware also issued unsecured senior notes on April 7, 2020 (the “2020 Senior Notes”) and on August 21, 2017 (the “2017 Senior Notes,” collectively with the 2020 Senior Notes and 2021 Senior Notes, the “Senior Notes”).

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
The carrying value of the Senior Notes as of the periods presented was as follows (amounts in millions):

	November 3, 2023	February 3, 2023	Effective Interest Rate
2017 Senior Notes:
3.90% Senior Note Due August 21, 2027	$1,250	$1,250	4.05%
2020 Senior Notes:
4.50% Senior Note Due May 15, 2025	750	750	4.70%
4.65% Senior Note Due May 15, 2027	500	500	4.80%
4.70% Senior Note Due May 15, 2030	750	750	4.86%
2021 Senior Notes:
0.60% Senior Note Due August 15, 2023	—	1,000	0.95%
1.00% Senior Note Due August 15, 2024	1,250	1,250	1.23%
1.40% Senior Note Due August 15, 2026	1,500	1,500	1.61%
1.80% Senior Note Due August 15, 2028	750	750	2.01%
2.20% Senior Note Due August 15, 2031	1,500	1,500	2.32%
Total principal amount	8,250	9,250
Less: unamortized discount	(10)	(12)
Less: unamortized debt issuance costs	(33)	(46)
Net carrying amount	$8,207	$9,192
Current portion of long-term debt	$1,248	$1,000
Long-term debt	6,959	8,192

Beginning on February 15, 2022, interest on the 2021 Senior Notes became payable semiannually in arrears, on February 15 and August 15 of each year. Beginning on November 15, 2020, interest on the 2020 Senior Notes became payable semiannually in arrears, on May 15 and November 15 of each year. The interest rate on the 2020 Senior Notes is subject to adjustment based on certain rating events. Beginning on February 21, 2018, interest on the 2017 Senior Notes became payable semiannually in arrears, on February 21 and August 21 of each year. Interest expense was $58 million and $181 million during the three and nine months ended November 3, 2023, respectively, and $60 million and $183 million during the three and nine months ended October 28, 2022, respectively. Interest expense, which included amortization of discount and issuance costs, was recognized on the condensed consolidated statements of income. The discount and issuance costs are amortized over the term of the Senior Notes on a straight-line basis, which approximates the effective interest method.

The Senior Notes are redeemable in whole at any time or in part from time to time at VMware’s option and may be subject to a make-whole premium. In addition, upon the occurrence of certain change-of-control triggering events and certain downgrades of the ratings on the Senior Notes, VMware may be required to repurchase the notes at a repurchase price equal to 101% of the aggregate principal plus any accrued and unpaid interest on the date of repurchase. The Senior Notes rank equally in right of payment with VMware’s other unsecured and unsubordinated indebtedness and contain restrictive covenants that, in certain circumstances, limit VMware’s ability to create certain liens, to enter into certain sale and leaseback transactions and to consolidate, merge, sell or otherwise dispose of all or substantially all of VMware’s assets.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
On August 15, 2023, VMware repaid the $1.0 billion unsecured senior note due August 15, 2023.

The future principal payments for the next five fiscal years and thereafter for the Senior Notes as of November 3, 2023 were as follows (amounts in millions):

Remainder of 2024	$—
2025	1,250
2026	750
2027	1,500
2028	1,750
Thereafter	3,000
Total	$8,250

Senior Unsecured Term Loan Facility

On September 2, 2021, VMware received commitments from financial institutions for a three-year senior unsecured term loan facility and a five-year senior unsecured term loan facility that provided the Company with a one-time aggregate borrowing capacity of up to $4.0 billion (the “2021 Term Loan”). The Company drew down an aggregate of $4.0 billion on November 1, 2021 and has since repaid $2.8 billion, of which $2.0 billion was repaid during the nine months ended October 28, 2022. As of November 3, 2023 and February 3, 2023, the outstanding balance on the 2021 Term Loan of $1.2 billion, net of unamortized debt issuance costs, respectively, was included in long-term debt on the condensed consolidated balance sheets. As of November 3, 2023, the weighted-average interest rate on the outstanding 2021 Term Loan was 6.31%.

During the three months ended August 4, 2023, VMware entered into an amendment to the outstanding five-year senior unsecured term loan facility to change the referenced interest rate index from London Interbank Offered Rate (“LIBOR”) to Secured Overnight Financing Rate (“SOFR”). The Company has elected the optional expedient pursuant to Accounting Standards Codification 848, Reference Rate Reform, (“ASC 848”) to account for the amendment prospectively. The amendment did not have a significant impact on the Company’s condensed consolidated financial statements during the three and nine months ended November 3, 2023.

The 2021 Term Loan contains certain representations, warranties and covenants. Interest expense for the 2021 Term Loan, including amortization of issuance costs, was $20 million and $57 million during the three and nine months ended November 3, 2023, respectively and was $17 million and $39 million during the three and nine months ended October 28, 2022, respectively.

Revolving Credit Facility

On September 2, 2021, VMware entered into an unsecured credit agreement establishing a revolving credit facility with a syndicate of lenders that provides the Company with a borrowing capacity of up to $1.5 billion for general corporate purposes (the “2021 Revolving Credit Facility”). Commitments under the 2021 Revolving Credit Facility are available for a period of five years, which may be extended, subject to the satisfaction of certain conditions, by up to two one-year periods. As of November 3, 2023 and February 3, 2023, there was no outstanding borrowing under the 2021 Revolving Credit Facility. The 2021 Revolving Credit Facility contains certain representations, warranties and covenants. Commitment fees, interest rates and other terms of borrowing under the 2021 Revolving Credit Facility may vary based on VMware’s external credit ratings. The amount incurred in connection with the ongoing commitment fee, which is payable quarterly in arrears, was not significant during each of the three and nine months ended November 3, 2023 and October 28, 2022, respectively.

During the three months ended August 4, 2023, VMware entered into an amendment to the 2021 Revolving Credit Facility to change the referenced interest rate index from LIBOR to SOFR. The Company has elected the optional expedient pursuant to ASC 848 to account for the amendment prospectively. The amendment did not have a significant impact on the Company’s condensed consolidated financial statements during the three and nine months ended November 3, 2023.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
I. Fair Value Measurements

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

Certain financial assets and liabilities are measured at fair value on a recurring basis. VMware determines fair value using the following hierarchy:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities;

•
Level 2 - Inputs other than Level 1 inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

VMware did not have any significant assets or liabilities that were classified as Level 3 of the fair value hierarchy for the periods presented, and there have been no transfers between fair value measurement levels during the periods presented.

The following tables set forth the fair value hierarchy of VMware’s cash equivalents and short-term investments that were required to be measured at fair value as of the periods presented (tables in millions):

	November 3, 2023
	Level 1	Level 2	Total
Cash equivalents:
Money-market funds	$6,002	$—	$6,002
Time deposits(1)	—	33	33
Total cash equivalents	$6,002	$33	$6,035

	February 3, 2023
	Level 1	Level 2	Total
Cash equivalents:
Money-market funds	$4,250	$—	$4,250
Time deposits(1)	—	19	19
Total cash equivalents	$4,250	$19	$4,269

(1) Time deposits were valued at amortized cost, which approximated fair value.

The Senior Notes and the 2021 Term Loan were not recorded at fair value. The fair value of the Senior Notes was approximately $7.4 billion and $8.5 billion as of November 3, 2023 and February 3, 2023. The fair value of the 2021 Term Loan approximated its carrying value as of November 3, 2023 and February 3, 2023. Fair value for the Senior Notes and the 2021 Term Loan was estimated primarily based on observable market interest rates (Level 2 inputs).

VMware offers a non-qualified deferred compensation plan (the “NQDC Program”) for eligible employees, which allows participants to defer payment of part or all of their compensation. There is no net impact to the condensed consolidated statements of income under the NQDC Program since changes in the fair value of the assets offset changes in the fair value of the liabilities. As such, assets and liabilities associated with the NQDC Program have not been included in the above tables. Assets associated with the NQDC Program were the same as the liabilities at $188 million and $166 million as of November 3, 2023 and February 3, 2023, respectively, and were included in other assets on the condensed consolidated balance sheets. Liabilities associated with the NQDC Program included in accrued expenses and other on the condensed consolidated balance sheets were $15 million and $16 million as of November 3, 2023 and February 3, 2023, respectively. Liabilities associated with the NQDC Program included in other liabilities on the condensed consolidated balance sheets were $173 million and $150 million as of November 3, 2023 and February 3, 2023, respectively.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Equity Securities Without a Readily Determinable Fair Value

VMware’s equity securities include investments in privately held companies, which do not have a readily determinable fair value. As of November 3, 2023 and February 3, 2023, investments in privately held companies, which consisted primarily of equity securities, had a carrying value of $77 million and $87 million, respectively, and were included in other assets on the condensed consolidated balance sheets.

All gains and losses on these securities, whether realized or unrealized, were not significant for the periods presented and were recognized in other income (expense), net on the condensed consolidated statements of income.

J. Derivatives and Hedging Activities

VMware conducts business on a global basis in multiple foreign currencies, subjecting the Company to foreign currency risk. To mitigate a portion of this risk, VMware utilizes hedging contracts as described below, which potentially expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the agreements. VMware manages counterparty risk by seeking counterparties of high credit quality and by monitoring credit ratings, credit spreads and other relevant public information about its counterparties. VMware does not, and does not intend to, use derivative instruments for trading or speculative purposes.

Cash Flow Hedges

To mitigate its exposure to foreign currency fluctuations resulting from certain operating expenses denominated in certain foreign currencies, VMware enters into forward contracts that are designated as cash flow hedging instruments as the accounting criteria for such designation are met. Therefore, the effective portion of gains or losses resulting from changes in the fair value of these instruments is initially reported in accumulated other comprehensive loss on the condensed consolidated balance sheets and is subsequently reclassified to the related operating expense line item on the condensed consolidated statements of income in the same period that the underlying expenses are incurred. During the three and nine months ended November 3, 2023 and October 28, 2022, the effective portion of gains or losses reclassified to the condensed consolidated statements of income was not significant to each of the individual functional line items, as well as in aggregate. Interest charges or forward points on VMware’s forward contracts were excluded from the assessment of hedge effectiveness and were recorded to the related operating expense line item on the condensed consolidated statements of income in the same period that the interest charges are incurred.

These forward contracts have maturities of fourteen months or less, and as of November 3, 2023 and February 3, 2023, outstanding forward contracts had a total notional value of $176 million and $677 million, respectively. The notional value represents the gross amount of foreign currency that will be bought or sold upon maturity of the forward contract. The fair value of these forward contracts was not significant as of November 3, 2023 and February 3, 2023.

During the three and nine months ended November 3, 2023 and October 28, 2022, all cash flow hedges were considered effective.

Forward Contracts Not Designated as Hedges

VMware has established a program that utilizes forward contracts to offset the foreign currency risk associated with net outstanding monetary asset and liability positions. These forward contracts are not designated as hedging instruments under applicable accounting guidance, and therefore, all changes in the fair value of the forward contracts are reported in other income (expense), net on the condensed consolidated statements of income.

These forward contracts generally have a maturity of one month, and as of November 3, 2023 and February 3, 2023, outstanding forward contracts had a total notional value of $1.2 billion and $1.7 billion, respectively. The notional value represents the gross amount of foreign currency that will be bought or sold upon maturity of the forward contract. The fair value of these forward contracts was not significant as of November 3, 2023 and February 3, 2023.

Gains related to the settlement of forward contracts were $42 million and $72 million during the three and nine months ended November 3, 2023, respectively. Gains related to the settlement of forward contracts were $37 million and $93 million during the three and nine months ended October 28, 2022, respectively. Gains and losses are recorded in other income (expense), net on the condensed consolidated statements of income.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
The combined gains and losses related to the settlement of forward contracts and the underlying foreign currency denominated assets and liabilities were not significant during the three and nine months ended November 3, 2023, and resulted in net losses that were not significant and $29 million during the three and nine months ended October 28, 2022, respectively. Net gains and losses are recorded in other income (expense), net on the condensed consolidated statements of income.

K. Leases

VMware has operating and finance leases primarily related to office facilities and equipment, which have remaining lease terms of one month to 23 years.

The components of lease expense during the periods presented were as follows (table in millions):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Operating lease expense	$45	$48	$139	$147
Finance lease expense:
Amortization of right-of-use (“ROU”) assets	3	2	8	5
Interest on lease liabilities	—	—	1	1
Total finance lease expense	3	2	9	6
Short-term lease expense	—	—	1	—
Variable lease expense	9	8	26	24
Total lease expense	$57	$58	$175	$177

The Company subleases certain leased office space to third parties when it determines there is excess leased capacity. Sublease income was not significant during each of the three and nine months ended November 3, 2023 and October 28, 2022.

Supplemental cash flow information related to operating and finance leases during the periods presented was as follows (table in millions):

	Nine Months Ended
	November 3, 2023	October 28, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$137	$130
Operating cash flows from finance leases	1	1
Financing cash flows from finance leases	4	4
ROU assets obtained in exchange for lease liabilities:
Operating leases	$17	$58
Finance leases	12	1

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Supplemental balance sheet information related to operating and finance leases as of the periods presented was as follows (table in millions):

	November 3, 2023
	Operating Leases	Finance Leases
ROU assets, non-current(1)	$878	$52

Lease liabilities, current(2)	$131	$15
Lease liabilities, non-current(3)	754	41
Total lease liabilities	$885	$56

	February 3, 2023
	Operating Leases	Finance Leases
ROU assets, non-current(1)	$974	$47

Lease liabilities, current(2)	$144	$9
Lease liabilities, non-current(3)	845	39
Total lease liabilities	$989	$48

(1) ROU assets for operating leases are included in other assets and ROU assets for finance leases are included in property and equipment, net on the condensed consolidated balance sheets.

(2) Current lease liabilities are included primarily in accrued expenses and other on the condensed consolidated balance sheets.

(3) Non-current operating lease liabilities are presented as operating lease liabilities on the condensed consolidated balance sheets. Non-current finance lease liabilities are included in other liabilities on the condensed consolidated balance sheets.

Lease term and discount rate related to operating and finance leases as of the periods presented were as follows:

	November 3, 2023	February 3, 2023
Weighted-average remaining lease term (in years)
Operating leases	11.9	11.8
Finance leases	4.5	5.7
Weighted-average discount rate
Operating leases	3.8%	3.5%
Finance leases	3.5%	3.2%

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
The following represents VMware’s future minimum lease payments under non-cancellable operating and finance leases as of November 3, 2023 (table in millions):

	Operating Leases	Finance Leases
Remainder of 2024	$44	$6
2025	139	13
2026	126	13
2027	112	10
2028	98	7
Thereafter	607	11
Total future minimum lease payments	1,126	60
Less: Imputed interest	(241)	(4)
Total lease liabilities(1)	$885	$56

(1) Total lease liabilities as of November 3, 2023 excluded legally binding lease payments for leases signed but not yet commenced, which were not material.

The amount of the future operating lease commitments after fiscal 2028 is primarily for the ground leases on VMware’s Palo Alto, California headquarter facilities, which expire in fiscal 2047. As several of VMware’s operating leases are payable in foreign currencies, the operating lease payments may fluctuate in response to changes in the exchange rate between the U.S. dollar and the foreign currencies in which the commitments are payable.

L. Stockholders’ Equity

Stock Repurchases

VMware purchases stock from time to time in open market transactions, subject to market conditions. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including VMware’s stock price, cash requirements for operations and business combinations, corporate, legal and regulatory requirements and other market and economic conditions. VMware is not obligated to purchase any shares under its stock repurchase programs. Purchases may be discontinued at any time VMware believes additional purchases are not warranted. All shares repurchased under VMware’s stock repurchase programs are retired.

As of November 3, 2023, the cumulative authorized amount remaining for stock repurchases under the October 2021 authorized repurchase program was $1.6 billion. In connection with its entry into the Merger Agreement, VMware suspended its stock repurchase program during the second quarter of fiscal 2023.

The following table summarizes stock repurchase activity during the three and nine months ended October 28, 2022 (aggregate purchase price in millions, shares in thousands):

	Three Months Ended	Nine Months Ended
	October 28, 2022	October 28, 2022
Aggregate purchase price	$—	$89
Class A common stock repurchased	—	803
Weighted-average price per share	$—	$111.33

Restricted Stock

Restricted stock primarily consists of RSU awards granted to employees. The value of an RSU grant is based on VMware’s stock price on the date of the grant. The shares underlying the RSU awards are not issued until the RSUs vest. Upon vesting, each RSU converts into one share of VMware’s Class A common stock.

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Restricted stock also includes PSU awards granted to certain VMware executives and employees. PSU awards have performance conditions and a service-based vesting component. Upon vesting, PSU awards convert into Class A common stock at various ratios ranging from 0.1 to 2.0 shares per PSU, depending upon the degree of achievement of the performance-based targets designated by each award. If minimum performance thresholds are not achieved, then no shares are issued.

The following table summarizes restricted stock activity since February 3, 2023 (units in thousands):

	Number of Units	Weighted- Average Grant Date Fair Value (per unit)
Outstanding, February 3, 2023	23,522	$117.73
Granted	9,392	142.32
Vested	(7,734)	119.98
Forfeited	(1,632)	122.83
Outstanding, November 3, 2023	23,548	126.45

The aggregate vesting date fair value of restricted stock that vested during the nine months ended November 3, 2023 was $1.0 billion. As of November 3, 2023, restricted stock representing 23.5 million shares of VMware’s Class A common stock were outstanding, with an aggregate intrinsic value of $3.5 billion based on VMware’s closing stock price as of November 3, 2023.

Net Excess Tax Benefits (Tax Deficiencies)

Net excess tax benefits or tax deficiencies recognized in connection with stock-based awards are included in income tax provision on the condensed consolidated statements of income. Net excess tax benefits recognized during the three and nine months ended November 3, 2023 were not material and $16 million, respectively. Net tax deficiencies recognized during each of the three and nine months ended October 28, 2022 were not material.

M. Segment Information

VMware operates in one reportable operating segment; thus, all required financial segment information is included in the condensed consolidated financial statements. An operating segment is defined as the component of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in order to allocate resources and assess performance. VMware’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Revenue by type during the periods presented was as follows (table in millions):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
Revenue:
License	$540	$621	$1,676	$1,990
Subscription and SaaS	1,398	988	3,875	2,830
Services:
Software maintenance	1,206	1,298	3,661	3,907
Professional services	308	304	925	908
Total services	1,514	1,602	4,586	4,815
Total revenue	$3,452	$3,211	$10,137	$9,635

VMware, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Revenue by geographic area during the periods presented was as follows (table in millions):

	Three Months Ended		Nine Months Ended
	November 3, 2023	October 28, 2022	November 3, 2023	October 28, 2022
United States	$1,668	$1,614	$4,844	$4,780
International	1,784	1,597	5,293	4,855
Total	$3,452	$3,211	$10,137	$9,635

Revenue by geographic area is based on the ship-to addresses of VMware’s customers. No individual country other than the U.S. accounted for 10% or more of revenue during each of the three and nine months ended November 3, 2023 and October 28, 2022.

Long-lived assets by geographic area, which primarily include property and equipment, net, as of the periods presented were as follows (table in millions):

	November 3, 2023	February 3, 2023
United States	$788	$840
International	230	261
Total	$1,018	$1,101

As of November 3, 2023, the U.S. and India each accounted for more than 10% of these assets, with India accounting for 12% of these assets. As of February 3, 2023, the U.S. and India each accounted for more than 10% of these assets, with India accounting for 13% of these assets.